Exhibit 15
October 31, 2011
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We are aware that our report dated October 31, 2011 on our review of condensed consolidated interim financial information of UniSource Energy Corporation (the “Company”) for the three and nine month periods ended September 30, 2011 and 2010 and included in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2011 is incorporated by reference in the Company’s Registration Statements on Form S-8 dated January 6, 1998 (No. 333-43765), January 6, 1998 (No. 333-43767), January 6, 1998 (No. 333-43769), May 21, 1998 (No. 333-53309), May 21, 1998 (No. 333-53333), September 9, 2002 (No. 333-99317), January 31, 2007 (No. 333-140353), December 30, 2008 (No. 333-156491), and June 17, 2011 (No. 333-175001) and on Form S-3 dated September 22, 2005 (No. 333-126141) and May 14, 2009 (No. 333-159244).
Very truly yours,

/s/ PricewaterhouseCoopersLLP PricewaterhouseCoopers LLP